Exhibit 99.1
NEWS

Contact:

John P. Howlett
Vice Chairman Emeritus
Emtec, Inc.
Telephone 908-338-0043
Email johnhowlett@emtecinc.com
Web site www.emtecinc.com

Emtec, Inc. Announces Third Quarter Results

Marlton, NJ, July 15, 2010 – Emtec, Inc. (OTCBB: ETEC) (“Emtec” or the “Company”) announced today that for the quarter ended May 31, 2010, revenue and gross profit increased by 9% and 6% respectively when compared to the quarter ended May 31, 2009.

Revenue increased to $53.5 million in the third quarter of fiscal 2010 from $49.2 million in the third quarter of fiscal 2009, an increase of $4.3 million.  Gross profit increased by $435,000 to $8.1 million for the three months ended May 31, 2010 from $7.6 million for the three months ended May 31, 2009.  Earnings before interest, taxes, depreciation and amortization expenses (“EBITDA”) decreased by $625,000 to $676,000 for the three months ended May 31, 2010 from $1.3 million for the three months ended May 31, 2009.  Adjusted EBITDA, which is defined by management as net income before interest, taxes, depreciation, amortization, retention bonuses, non-essential overhead, stock based compensation, executive recruiting fees, severance, discretionary bonuses, merger related professional fees and the recovery of prior year expenses (“Adjusted EBITDA”), decreased to $1.3 million from $1.5 million, a decrease of $236,000.  Net income for the three months ended May 31, 2010 decreased to a slight loss of $35,000 from a profit of $273,000, a decrease of $308,000. The decreases in EBITDA, net income, and Adjusted EBITDA are primarily attributable to a longer than anticipated economic downturn in the Company’s commercial and state and local government business, a yearlong reduction in billing rates by commercial customers and investments by the Company in new management to position the Company to take advantage of services growth when the economy recovers. A reconciliation of EBITDA and Adjusted EBITDA to net income (loss) is attached to this press release.

EBITDA and Adjusted EBITDA are key financial metrics used by the Company’s Board of Directors and management to evaluate and measure the Company’s operating performance. These metrics are not in conformity with generally accepted accounting principles (“GAAP”) in the United States of America.  Management’s calculation of EBITDA eliminates the effect of charges primarily associated with financing decisions, tax regulations and capital investments. Adjusted EBITDA also eliminates certain non-recurring or unusual costs, reflects certain changes in the business made by management and includes adjustments which in the opinion of management are necessary to reflect the underlying ongoing operations of the business. Net income (loss) is the most comparable GAAP measure of the Company’s operating results presented in the Company’s consolidated financial statements.  We have made a reconciliation of these non-GAAP measures to net income (loss), the most closely comparable GAAP measure, for the three and nine months ended May 31, 2010 and 2009 and discussed these adjustments below.  EBITDA and Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other GAAP measure of performance or liquidity, and may not be comparable to other similarly titled measures of other companies.  Management believes that the presentation of EBITDA and Adjusted EBITDA is important to investors because Adjusted EBITDA is used by management to evaluate financial performance and continuing operations and to determine resource allocation for each of our business segments.

“Since 2008 we have made infrastructure investments, added senior management, and streamlined our organization in order to improve profitability and grow our services business,” said Dinesh Desai, Chairman, CEO, and President of Emtec.   “We intend to continue to make an investment in personnel and infrastructure as we grow higher margin services business.  Our investments are showing some exciting results including our two new federal government contracts, the city of Jacksonville managed services contract, and the addition of new clients in our Education business.  We restructured our commercial infrastructure practice to focus on strategic clients and growth in IT services projects and managed services.  While I would like to report a stronger increase in our consulting services practices, I firmly believe the quarter over quarter uptick is a positive sign.  I am excited about the new practice areas that we have added.  Specifically, we now have the ability to provide consulting projects to federal government clients through our Secure Data, Inc. acquisition, offshore delivery to our commercial practice through our SARK Infotech Private Limited acquisition, and new business intelligence and information management capabilities through the addition of the management team from Xcellor.  We welcome our new associates and their management teams in this key growth era for Emtec.”

About Emtec:

Emtec, Inc. established in 1964, is a systems integrator providing information technology (“IT”) services and products to the federal, state and local government, education and commercial markets. Emtec helps clients identify and prioritize areas for improvement and then implement process, technology and business application improvements that reduce costs, improve service and align the delivery of IT with the needs of their organizations. Emtec’s market leading value based management methods, coupled with best-in-class IT technology, consulting and development services, allow us to address a wide range of specific client needs, as well as to support broader IT transformation initiatives.  Emtec's service capabilities span the USA, Canada and countries around the globe. For more information visit: www.emtecinc.com.

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to: (i) the Company’s ability to obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) the Company’s ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under “Search for Company Filings.”   We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.

EMTEC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2010	2009	2010	2009
Revenues
Procurement services	$39,536	$35,321	$122,193	$121,094
Service and consulting	13,970	13,898	40,994	40,106
Total Revenues	53,506	49,219	163,187	161,200

Cost of Sales
Cost of procurement services	35,140	31,204	109,348	107,967
Service and consulting	10,285	10,369	29,310	30,666
Total Cost of Sales	45,425	41,573	138,658	138,633

Gross Profit
Procurement services	4,396	4,117	12,845	13,127
Procurement services %	11.1%	11.7%	10.5%	10.8%

Service and consulting	3,685	3,529	11,684	9,440
Service and consulting %	26.4%	25.4%	28.5%	23.5%

Total Gross Profit	8,081	7,646	24,529	22,567
Total Gross Profit %	15.1%	15.5%	15.0%	14.0%

Operating expenses:
Selling, general, and administrative expenses	7,243	6,198	20,962	18,134
Rent expense – related party	162	147	473	452
Depreciation and amortization	551	632	1,718	1,734
Total operating expenses	7,956	6,977	23,153	20,320
Percent of revenues	14.9%	14.2%	14.2%	12.6%

Operating income (loss)	125	669	1,376	2,247
Percent of revenues	0.2%	1.4%	0.8%	1.4%

Other expense (income):
Interest income – other	(3)	(5)	(18)	(16)
Interest expense	124	169	428	693
Other	(4)	17	(12)	21

Income (loss) before income taxes	8	488	978	1,549
Provision (benefit) for income taxes	43	215	456	655
Net income (loss)	$(35)	$273	$522	$894

EMTEC, INC.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(In thousands)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2010	2009	2010	2009
Net income (loss)	$(35)	$273	$522	$894
Interest and other expense (income):	117	181	398	698
Provision (benefit) for income taxes	43	215	456	655
Depreciation and amortization	551	632	1,718	1,734
EBITDA	676	1,301	3,094	3,981

Retention bonuses (1)	284	133	374	133
Elimination of non-essential overhead (2)	-	134	-	847
Stock based compensation	118	3	393	87
Executive recruiting (3)	-	-	101	29
Severance	148	106	181	212
Temporary wage reductions- reinstated (4)	-	(191)	-	(308)
Discretionary Bonus (5)	-	-	181	-
Merger Related Professional Fees	24	-	118	-
Recovery of prior year expenses (6)	-	-	-	(270)
Total Adjustments (7)	574	185	1,348	730
Adjusted EBITDA	$1,250	$1,486	$4,442	$4,711

1) Expenses associated with retention bonuses which were agreed to in connection with the closing of the Company's acquisition of Luceo, eBAS & Aveeva and EMS, a company of which certain assets were acquired through Koan-IT US.
2)  Elimination of non-essential overhead includes expenses incurred, which were eliminated by management during the three and nine months ended May 31, 2009 and will not recur on an ongoing basis. These charges included $34,000 paid to the former owners of Westwood under contracts that were not renewed (net of ongoing consulting costs paid to an owner)  and $100,000 in sales compensation changes implemented during the three months ended May 31, 2009. For the nine months ended May 31, 2009, these charges included $147,000 paid to the former owners of Westwood under contracts that were not renewed (net of ongoing consulting costs paid to an owner), $400,000 paid to a senior executive under a contract that was not renewed and paid to other at-will employees whose positions were terminated and $300,000 in sales compensation changes.
3) Reflects executive recruiting fees incurred in connection with a management launched search for a senior executive in 2009. Management made a one-time decision to invest in the business by hiring new senior executives to grow the business in 2010 and thereafter.
4) Due to the uncertain economic situation in late calendar 2008, management reduced wages by $191,000 and $308,000 during the three and nine months ended May 31, 2009 and later reinstated full wages at the end of the year.
5) Discretionary bonuses paid to the executive management team in December 2009.
6) Offset from recovered professional fees which the Company previously recorded as an expense that were associated with defending the Company's tax positions during the IRS' 2003 and 2004 tax audit and appeal process.
7) While management has made additional cost cuts in its commercial infrastructure business, it has not included these amounts as adjustments to EBITDA because the Company may invest these amounts in future periods in its consulting services business.